AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of June 16, 2025, amends the Amended and Restated Master Investment Advisory Agreement (the "Agreement"), dated July 1, 2020, between AIM Funds Group (Invesco Funds Group), a Delaware business trust (the “Trust”) and Invesco Advisers, Inc., a Delaware corporation (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the names of Invesco EQV International Small Company Fund to Invesco International Small Company Fund, Invesco EQV European Small Company Fund to Invesco Global Small Cap Equity Fund, and to reduce the contractual advisory fee schedule for Invesco Global Small Cap Equity Fund, effective August 22, 2025.

NOW, THEREFORE, the parties agree as follows:

1.	Appendix A and Appendix B to the Agreement are deleted in their entirety and replaced with the following:

APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Global Core Equity Fund	December 27, 2000

Invesco Global Small Cap Equity Fund	August 30, 2000

Invesco International Small Company Fund	August 30, 2000

Invesco Small Cap Equity Fund	August 30, 2000

A-1

APPENDIX B

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco International Small Company Fund

Net Assets	Annual Rate
First $250 million	0.935%
Next $250 million	0.91%
Next $500 million	0.885%
Next $1.5 billion	0.86%
Next $2.5 billion	0.835%
Next $2.5 billion	0.81%
Next $2.5 billion	0.785%
Over $10 billion	0.76%

Invesco Global Core Equity Fund

Net Assets	Annual Rate
First $250 million	0.80%
Next $250 million	0.78%
Next $500 million	0.76%
Next $1.5 billion	0.74%
Next $2.5 billion	0.72%
Next $2.5 billion	0.70%
Next $2.5 billion	0.68%
Over $10 billion	0.66%

Invesco Global Small Cap Equity Fund

Net Assets	Annual Rate
First $250 million	0.85%
Next $250 million	0.825%
Next $500 million	0.785%
Over $1 billion	0.76%

Invesco Small Cap Equity Fund

Net Assets	Annual Rate
First $250 million	0.745%
Next $250 million	0.73%
Next $500 million	0.715%
Next $1.5 billion	0.70%
Next $2.5 billion	0.685%
Next $2.5 billion	0.67%
Next $2.5 billion	0.655%
Over $10 billion	0.64%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their respective officers on the day and year first written above.

INVESCO ADVISERS INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM FUNDS GROUP (INVESCO FUNDS GROUP)

By:	/s/ Melanie Ringold
Melanie Ringold
Secretary, Senior Vice President and Chief Legal Officer

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